EXHIBIT 99.1

CDW Reports Third Quarter 2015 Results

Record Third Quarter Net Sales, Adjusted EBITDA and Non-GAAP Net Income Per Share

(Dollars in millions, except per share amounts)	Three Months Ended September 30, 2015	Three Months Ended September 30, 2014	% Chg.	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014	% Chg.
Net Sales	$ 3,501.1	$ 3,266.1	7.2	$ 9,570.3	$ 9,024.4	6.0
Gross Profit	567.2	507.3	11.8	1,558.2	1,429.4	9.0
Net Income	150.9	55.6	171.5	313.8	193.1	62.5
Net Income per Diluted Share	$ 0.88	$ 0.32	174.6	$ 1.82	$ 1.12	62.8
Non-GAAP Net Income per Diluted Share[1]	$ 0.84	$ 0.64	30.8	$ 2.20	$ 1.78	23.7
Adjusted EBITDA[1]	$ 282.1	$ 242.6	16.3	$ 761.0	$ 683.4	11.3

[1]Measures used in this release that are not based on accounting principles generally accepted in the United States of America ("non-GAAP") are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

VERNON HILLS, Ill., Nov. 4, 2015 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare, today announced its third quarter 2015 results and the approval by its Board of Directors of a 59 percent increase in its quarterly cash dividend to shareholders.

"Once again the strength of our business model - underpinned by our balanced portfolio of channels, diverse product and technology portfolio and focus on profitable growth - enabled us to deliver solid topline growth and excellent profitability while making progress against our strategic and capital allocation priorities," said Thomas E. Richards, chairman and chief executive officer of CDW. "This quarter's performance reinforces our confidence in our strategy and supports today's dividend action. Our new annual dividend rate of $0.43 per share is 59 percent higher than last year and more than double our initial $0.17 per share annual dividend following our IPO in June of 2013."

"Solid organic operating results were amplified by lower interest expense and incremental earnings from the acquisition of UK IT solutions provider, Kelway, helping us deliver a 31 percent increase in non-GAAP net income per share in the quarter," said Ann E. Ziegler, CDW's chief financial officer. "Given our performance to date and outlook for the fourth quarter we continue to expect to exceed our non-GAAP earnings per share target of mid-teens growth in 2015 and now look for growth in the low twenties."

"We continue to target profitable growth in 2015 and expect organic constant currency growth to outpace the US IT market by 200 to 300 basis points," continued Richards. "We remain laser-focused on execution and meeting the needs of our more than 250,000 customers in the US, Canada and the UK and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve."

A quarterly cash dividend payment of $0.1075 per share will be paid on December 10, 2015 to all shareholders of record as of the close of business on November 25, 2015.

Third Quarter of 2015 Highlights:

Total net sales in the third quarter of 2015 were $3.501 billion, compared to $3.266 billion in the third quarter of 2014, an increase of 7.2 percent. Organic net sales growth, which excludes the impact of the acquisition of Kelway made during the quarter, was 3.0 percent. Organic net sales growth on a constant currency basis versus third quarter 2014 was 3.6 percent, as Canadian sales were negatively impacted by currency translation. Average daily sales in the third quarter of 2015 were $54.7 million, compared to $51.0 million in the third quarter of 2014. There were 64 selling days in the third quarters of both 2015 and 2014.

  Total Corporate segment net sales in the third quarter of 2015 were $1.724 billion, 6.3 percent higher than the third quarter of 2014. Corporate average daily sales in the third quarter of 2015 were $26.9 million, compared to $25.4 million in the third quarter of 2014. Corporate results reflected a 6.1 percent sales increase to Medium and Large customers and a 7.1 percent sales increase to Small Business customers.

  Total Public segment net sales in the third quarter of 2015 were relatively flat at $1.468 billion, compared to $1.469 billion in the third quarter of 2014. Public average daily sales in the third quarter of 2015 were $22.9 million, compared to $23.0 million in the third quarter of 2014. Public results were led by a sales increase of almost 10.7 percent to Government customers offset by a 8.5 percent decrease in Education sales. Healthcare sales increased 1.5 percent.

  Net sales for CDW's Advanced Services business and, Canadian and Kelway operations, combined as "Other" for financial reporting purposes, were $308.5 million in the third quarter of 2015, $133.9 million higher than the third quarter of 2014. Mid-teens growth in Advanced Services was offset by a high-single digit decline in US dollar-denominated Canadian sales. Canadian sales in local currency increased high-single digits. Net sales generated by Kelway during the quarter were $138.4 million. "Other" average daily sales in the third quarter of 2015 were $4.8 million, compared to $2.7 million in the third quarter of 2014. CDW's Advanced Services business consists of customized engineering services delivered by CDW professional engineers and managed services, including hosting and data center services.

Gross profit for the third quarter of 2015 was $567.2 million, compared to $507.3 million in the third quarter of 2014, representing an increase of 11.8 percent. Gross profit margin was 16.2 percent in the third quarter of 2015, versus 15.5 percent for the same period in 2014, primarily reflecting the benefit of a higher contribution of 100 percent gross margin revenues, such as net service contract revenue and higher vendor partner funding.

Total selling and administrative expenses and advertising expense, were $362.6 million in the third quarter of 2015, compared to $322.6 million in the third quarter of 2014, representing an increase of 12.4 percent. This increase was primarily driven by incremental Kelway expenses, higher sales compensation consistent with the growth in solutions-related sales and gross margin as well as higher marketing and advertising investment. Including Kelway, coworker count was 8,269 as of September 30, 2015, compared to 7,242 as of September 30, 2014.

Adjusted EBITDA, which excludes expenses related to non-cash equity and retention compensation, loss and income from equity investments, acquisition and integration expenses, gain on remeasurement of the company's initial 35 percent equity investment in Kelway to fair value, certain debt refinancing costs and certain other items, was $282.1 million in the third quarter of 2015, compared to $242.6 million in the third quarter of 2014, representing an increase of 16.3 percent. Third quarter 2015 Adjusted EBITDA margin was 8.1 percent, versus 7.4 percent for the third quarter of 2014.

Interest expense decreased by $11.6 million to $38.5 million for the three months ended September 30, 2015, compared to $50.1 million for the comparable period in 2014, reflecting a lower average interest rate. Long-term debt, net of cash and including current maturities of long-term debt, was $3.2 billion as of September 30, 2015, $398.1 million higher than September 30, 2014.

The effective tax rate for the third quarter of 2015 was 38.7 percent which resulted in a tax expense of $95.3 million compared to a 37.9 percent tax rate and tax expense of $33.9 million in the third quarter of 2014.

Net income was $150.9 million in the third quarter of 2015 versus $55.6 million in the third quarter of 2014. Non-GAAP net income, which excludes acquisition-related intangible asset amortization, expenses related to non-cash equity compensation, acquisition and integration expenses, gain on remeasurement of the company's initial 35 percent equity investment in Kelway to fair value, certain debt refinancing costs and certain other costs, was $143.2 million in the third quarter of 2015, compared to $110.7 million in the third quarter of 2014, representing an increase of 29.3 percent.

Weighted average fully-diluted shares outstanding were 171.0 million for the quarter ended September 30, 2015 compared to 173.0 million for the quarter ended September 30, 2014. The company repurchased a total of 2.7 million shares for $101.6 million during the third quarter of 2015. Non-GAAP net income per diluted share for the quarter ended September 30, 2015 was $0.84 compared to $0.64 for the quarter ended September 30, 2014, representing an increase of 30.8 percent.

First Nine Months of 2015 Highlights:

Total net sales in the first nine months of 2015 were $9.570 billion, compared to $9.024 billion in the first nine months of 2014, an increase of 6.0 percent. Organic net sales growth, which excludes the impact of the acquisition of Kelway, was 4.5 percent. Organic net sales growth on a constant currency basis versus the first nine months of 2014 was 5.1 percent, as Canadian sales were negatively impacted by currency translation. Average daily sales for the first nine months of 2015 were $50.1 million, compared to $47.2 million for the first nine months of 2014, representing a 6.0 percent increase. There were 191 selling days in the first nine months of both 2015 and 2014.

Gross profit for the first nine months of 2015 was $1.558 billion, compared to $1.429 billion in the first nine months of 2014, representing an increase of 9.0 percent.

Total selling and administrative expenses and advertising expense, were $996.1 million in the first nine months of 2015, compared to $920.7 million in the first nine months of 2014, representing an increase of 8.2 percent. Adjusted EBITDA was $761.0 million in the first nine months of 2015, compared to $683.4 million in the first nine months of 2014, representing an increase of 11.3 percent. Adjusted EBITDA margin was 8.0 percent in the first nine months of 2015 versus 7.6 percent in the first nine months of 2014.

Net income was $313.8 million for the first nine months of 2015, up 62.5 percent compared to net income of $193.1 million in the first nine months of 2014. Debt extinguishment charges were $24.3 million in the first nine months of 2015, compared to $53.8 million for the same period in 2014. Interest expense was $121.1 million for the first nine months of 2015, 18.6 percent below interest expense of $148.7 million for the same period in 2014. The effective tax rate for the first nine months of 2015 was 37.9 percent versus 37.2 percent for the first nine months of 2014.

Non-GAAP net income was $379.8 million for the first nine months 2015, compared to $307.7 million for the first nine months of 2014, representing an increase of 23.4 percent driven by stronger operating results and lower interest expense.

Weighted average fully-diluted shares outstanding were 172.3 million for the nine months ended September 30, 2015 compared to 172.7 million for the nine months ended September 30, 2014. The company repurchased a total of 5.2 million shares for $193.3 million during the first nine months of 2015. Non-GAAP net income per diluted share for the nine months ended September 30, 2015 was $2.20 compared to $1.78 for the nine months ended September 30, 2014, representing an increase of 23.7 percent.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, changes in economic conditions; decreases in spending on technology products; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; CDW's dependence on commercial delivery services; CDW's exposure to accounts receivable and inventory risks; fluctuations in foreign currency; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; potential acceleration of CDW's deferred cancellation of debt income; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW 's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP net income, Non-GAAP net income per diluted share, Organic net sales growth (defined as net sales excluding the impact of current period acquisitions) and Organic net sales growth on a constant currency basis (defined as organic net sales growth excluding the impact of currency translation on organic sales compared to the prior period) are non-GAAP financial measures. We believe these measures provide helpful information with respect to the company's operating performance and cash flows including our ability to meet our future debt service, capital expenditures and working capital requirements and our ability to make dividend payments. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain key covenants and definitions contained in the company's credit agreements.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures. Non-GAAP measures used by the company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in North America and the United Kingdom. A Fortune 500 company, CDW was founded in 1984 and employs more than 8,200 coworkers. For the trailing twelve months ended September 30, 2015, the company generated net sales of just over $12.6 billion. For more information about CDW, please visit www.CDW.com.

Webcast

CDW will hold a conference call today, November 4, 2015 at 7:30 a.m. CT/8:30 a.m. ET to discuss its first quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW's website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
(847) 968-0238

Media Inquiries
Mary Viola
Vice President, Corporate Communications
(847) 968-0743

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per-share amounts)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change(i)	2015	2014	% Change(ii)

Net sales	$ 3,501.1	$ 3,266.1	7.2%	$ 9,570.3	$ 9,024.4	6.0%
Cost of sales	2,933.9	2,758.8	6.3	8,012.1	7,595.0	5.5

Gross profit	567.2	507.3	11.8	1,558.2	1,429.4	9.0

Selling and administrative expenses	321.4	285.4	12.6	887.5	820.2	8.2
Advertising expense	41.2	37.2	10.6	108.6	100.5	8.0

Income from operations	204.6	184.7	10.8	562.1	508.7	10.5

Interest expense, net	(38.5)	(50.1)	(23.2)	(121.1)	(148.7)	(18.6)

Net loss on extinguishments of long-term debt	—	(45.8)	(100.0)	(24.3)	(53.8)	(54.8)
Gain on remeasurement of equity investment	98.1	—	nm*	98.1	—	nm*
Other income (expense), net	(18.0)	0.7	nm*	(9.5)	1.4	nm*

Income before income taxes	246.2	89.5	174.9	505.3	307.6	64.3

Income tax expense	(95.3)	(33.9)	180.7	(191.5)	(114.5)	67.2

Net income	$ 150.9	$ 55.6	171.5%	$ 313.8	$ 193.1	62.5%

Net income per common share:
Basic	$ 0.89	$ 0.33	173.6%	$ 1.84	1.13	61.9%
Diluted	$ 0.88	$ 0.32	174.6%	$ 1.82	1.12	62.8%

Weighted-average number of common shares outstanding:
Basic	169.6	170.9		170.9	170.2
Diluted	171.0	173.0		172.3	172.7
* Not meaningful

(i) There were 64 selling days for both the three months ended September 30, 2015 and 2014.
(ii) There were 191 selling days for both the nine months ended September 30, 2015 and 2014.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

We have included reconciliations of Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, Organic net sales growth and Organic net sales growth on a constant currency basis for the three and nine months ended September 30, 2015 and 2014 below. Non-GAAP net income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, non-cash equity-based compensation, acquisition and integration costs, and gains and losses from the extinguishment of long-term debt. With respect to Non-GAAP net income per diluted share, the numerator is Non-GAAP net income and the denominator is the weighted average number of shares as adjusted to give effect to dilutive securities. EBITDA is defined as consolidated net income before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Adjusted EBITDA margin means Adjusted EBITDA as a percentage of our net sales. Organic net sales growth is calculated as net sales growth excluding the impact of current period acquisitions. Organic net sales growth on a constant currency basis is calculated as organic net sales growth excluding the impact of currency translation on organic net sales compared to the prior period. Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, Organic net sales growth, and Organic net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures used by the company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. We believe that Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, Organic net sales growth and Organic net sales growth on a constant currency basis provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain key covenants and definitions contained in our credit agreements.

NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER DILUTED SHARE
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change

Net income	$ 150.9	$ 55.6		$ 313.8	$ 193.1
Amortization of intangibles (i)	45.6	40.3		126.1	120.8
Non-cash equity-based compensation	7.8	3.9		20.0	11.5
Non-cash equity-based compensation related to equity investment (ii)	20.0	—		20.0	—
Net loss on extinguishments of long-term debt	—	45.8		24.3	53.8
Acquisition and integration costs (iii)	7.0	—		8.7	—
Gain on remeasurement of equity investment (iv)	(98.1)	—		(98.1)	—
Other adjustments (v)	0.9	(0.3)		2.5	(0.5)
Aggregate adjustment for income taxes (vi)	9.1	(34.6)		(37.5)	(71.0)
Non-GAAP net income	$ 143.2	$ 110.7	29.3%	$ 379.8	$ 307.7	23.4%

GAAP net income per diluted share	$ 0.88	$ 0.32	174.6%	$ 1.82	$ 1.12	62.8%
Non-GAAP net income per diluted share	$ 0.84	$ 0.64	30.8%	$ 2.20	$ 1.78	23.7%
Shares used in computing GAAP and Non-GAAP net income per diluted share	171.0	173.0		172.3	172.7
*Not meaningful

(i) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts, and trade names.
(ii) Represents our 35% share of an expense related to certain equity awards granted by one of the sellers to Kelway coworkers in July 2015 prior to our acquisition.
(iii) Primarily includes expenses related to the acquisition of Kelway.
(iv) Represents the gain resulting from the remeasurement of our previously held 35% equity investment to fair value upon the completion of our acquisition of Kelway.
(v) Primarily includes expenses related to the consolidation of our headquarters and sales locations north of Chicago and adjustments to interest expense resulting from debt extinguishments.
(vi) Based on a normalized effective tax rate of 38.0% (39.0% prior to the Kelway acquisition), except for the non-cash equity-based compensation from our equity investment and the gain resulting from the remeasurement of our previously held 35% equity investment to fair value upon the completion of the acquisition of Kelway, which were tax effected at a rate of 35.4%. Includes additional tax expense during the three and nine months ended September 30, 2015 of $3.3 million as a result of recording withholding tax on the unremitted earnings of our Canadian subsidiary. Note that certain acquisition costs are non-deductible.

CDW CORPORATION AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(in millions)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015	% of Net sales	2014	% of Net sales	2015	% of Net sales	2014	% of Net sales

Net income	$ 150.9		$ 55.6		$ 313.8		$ 193.1
Depreciation and amortization	59.9		51.9		165.0		155.9
Income tax expense	95.3		33.9		191.5		114.5
Interest expense, net	38.5		50.1		121.1		148.7
EBITDA	344.6	9.8%	191.5	5.9%	791.4	8.3%	612.2	6.8%
Adjustments:
Non-cash equity-based compensation	7.8		3.9		20.0		11.5
Net loss on extinguishment of long-term debt	—		45.8		24.3		53.8
Loss (income) from equity investments (i)	18.8		(0.5)		10.3		(1.0)
Acquisition and integration costs (ii)	7.0		—		8.7		—
Gain on remeasurement of equity investment (iii)	(98.1)		—		(98.1)		—
Other adjustments (iv)	2.0		1.9		4.4		6.9
Total adjustments	(62.5)		51.1		(30.4)		71.2
Adjusted EBITDA (v)	$ 282.1	8.1%	$ 242.6	7.4%	$ 761.0	8.0%	$ 683.4	7.6%
(i) Represents our share of net income/loss from our equity investments. Our 35% share of Kelway's net loss includes our 35% share of an expense related to certain equity awards granted by one of the sellers to Kelway coworkers in July 2015 prior to the acquisition.
(ii) Primarily includes expenses related to the acquisition of Kelway.
(iii) Represents the gain resulting from the remeasurement of our previously held 35% equity investment to fair value upon the completion of the acquisition of Kelway.
(iv) Other adjustments primarily include certain historical retention costs, unusual, non-recurring litigation matters, and expenses related to the consolidation of our headquarters and sales locations north of Chicago.
(v) Includes the impact of consolidating two months of Kelway's financial results.

CDW CORPORATION AND SUBSIDIARIES
ORGANIC NET SALES GROWTH AND ORGANIC NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(in millions)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
Consolidated net sales, as reported	$ 3,501.1	$ 3,266.1	7.2%	$ 9,570.3	$ 9,024.4	6.0%
Impact of current period acquisition (i)	(138.4)	—		(138.4)	—
Consolidated organic net sales	$ 3,362.7	$ 3,266.1	3.0%	$ 9,431.9	$ 9,024.4	4.5%
Currency translation adjustment (ii)	—	(21.0)		—	(51.1)
Consolidated organic net sales, on a constant currency basis	$ 3,362.7	$ 3,245.1	3.6%	$ 9,431.9	$ 8,973.3	5.1%
(i) Represents two months of financial results of Kelway.
(ii) Represents the effect of translating the prior year results of our Canadian subsidiary at the average rates of exchange applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	September 30, 2015	December 31, 2014	September 30, 2014
Assets

Current assets:
Cash and cash equivalents	$ 97.5	$ 344.5	$ 357.8
Accounts receivable, net of allowance for doubtful accounts of $7.0, $5.7, and $5.7, respectively	1,860.0	1,561.1	1,473.2
Merchandise inventory	411.4	337.5	423.5
Miscellaneous receivables	230.6	155.6	175.4
Prepaid expenses and other	135.4	54.7	86.3
Total current assets	2,734.9	2,453.4	2,516.2

Property and equipment, net	154.4	137.2	131.7
Equity investments	—	86.7
Goodwill	2,517.4	2,217.6	2,218.6
Other intangible assets, net	1,325.4	1,168.8	1,207.0
Other assets	9.4	12.2	2.1
Total assets	$ 6,741.5	$ 6,075.9	$ 6,075.6

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable - trade	$ 1,012.7	$ 704.0	$ 777.9
Accounts payable - inventory financing	354.7	332.1	299.7
Current maturities of long-term debt	27.5	15.4	15.4
Accrued expenses and other liabilities	477.0	416.5	434.6
Total current liabilities	1,871.9	1,468.0	1,527.6

Long-term liabilities:
Debt (i)	3,240.3	3,150.6	3,114.5
Deferred income taxes	495.9	475.0	495.4
Other liabilities	57.7	45.8	44.1
Total long-term liabilities	3,793.9	3,671.4	3,654

Total shareholders' equity	1,075.7	936.5	894.0
Total liabilities and shareholders' equity	$ 6,741.5	$ 6,075.9	$ 6,075.6
(i) As a result of the adoption of Accounting Standards Update (ASU) 2015-03 during the second quarter of 2015, historical periods have been revised to reflect the change in the presentation of deferred financing costs, which are now shown as a reduction of long-term debt, instead of being presented as a separate asset on the balance sheet. In the third quarter of 2015, the Company adopted ASU 2015-15 which allows entities to present deferred financing costs for line-of-credit arrangements as an asset. The Company retroactively adjusted the deferred financing costs and long-term debt liability presented in historical periods to align it to the current period presentation.

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended September 30,
	2015	2014	% Change(i)
Corporate:
Medium / Large	$ 1,458.9	$ 1,374.8	6.1%
Small Business	265.6	247.9	7.1
Total Corporate	$ 1,724.5	$ 1,622.7	6.3%

Public:
Government	$ 488.6	$ 441.3	10.7%
Education	579.0	632.8	(8.5)
Healthcare	400.5	394.7	1.5
Total Public	$ 1,468.1	$ 1,468.8	—%

Other	$ 308.5	$ 174.6	76.6%

Total Net Sales	$ 3,501.1	$ 3,266.1	7.2%

(i) There were 64 selling days for both the three months ended September 30, 2015 and 2014.

	Nine Months Ended September 30,
	2015	2014	% Change(i)
Corporate:
Medium / Large	$ 4,264.8	$ 4,045.1	5.4%
Small Business	795.0	739.4	7.5
Total Corporate	$ 5,059.8	$ 4,784.5	5.8%

Public:
Government	$ 1,162.2	$ 1,008.6	15.2%
Education	1,468.7	1,481.4	(0.9)
Healthcare	1,217.3	1,220.3	(0.2)
Total Public	$ 3,848.2	$ 3,710.3	3.7%

Other	$ 662.3	$ 529.6	25.0%

Total Net Sales	$ 9,570.3	$ 9,024.4	6.0%

(i) There were 191 selling days for both the nine months ended September 30, 2015 and 2014.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(in millions)
(unaudited)

	September 30, 2015	December 31, 2014	September 30, 2014

Debt and Revolver Availability
Cash and cash equivalents	$ 97.5	$ 344.5	$ 357.8
Total debt (i)	3,267.8	3,166.0	3,130.0
Senior secured debt	1,595.8	1,513.5	1,517.4
Outstanding borrowings under Revolver	—	—	—
Borrowing base under ABL Revolver (ii)	1,412.4	1,253.4	1,408.1
Revolver availability (iii)	981.5	935.6	955.3
Cash plus Revolver availability (iii)	1,079.0	1,280.1	1,313.1
Total net leverage ratio (iv)	3.1	3.1	3.2

Working Capital
Days of sales outstanding (DSO) (v)	45	42	42
Days of supply in inventory (DIO) (v)	13	13	14
Days of purchases outstanding (DPO) (v)	(40)	(34)	(36)
Cash conversion cycle (v)	18	21	20
(i) As a result of the adoption of Accounting Standards Update (ASU) 2015-03 during the second quarter of 2015, historical periods have been revised to reflect the change in the presentation of deferred financing costs, which are now shown as a reduction of long-term debt, instead of being presented as a separate asset on the balance sheet. In the third quarter of 2015, the Company adopted ASU 2015-15 which allows entities to present deferred financing costs for line-of-credit arrangements as an asset. The Company retroactively adjusted the deferred financing costs and long-term debt liability presented in historical periods to align it to the current period presentation.
(ii) Amount in effect at period-end, applicable to CDW's ABL Revolving Credit Facility.
(iii) Amount in effect at period-end, including Kelway's Revolving Credit Facility. The Kelway Revolving Credit Facility is a multi-currency revolving credit facility with an aggregate amount of £50.0 million availability.
(iv) Defined in our credit agreement, on a consolidated basis, as the ratio of total debt at period-end excluding any unamortized discount and/or premium and unamortized deferred financing costs, less cash and cash equivalents, to trailing twelve months (TTM) Adjusted EBITDA, a non-GAAP measure defined in our credit agreement. The Senior Secured Term Loan Facility calculates Adjusted EBITDA on a trailing twelve month basis, which includes twelve months of Kelway's results on a pro forma basis.
(v) Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2015	2014

Cash flows from operating activities	$ 294.9	$ 350.5

Payment of accrued charitable contribution related to the MPK Coworker Incentive Plan II	—	(20.9)
Capital expenditures	(43.9)	(34.4)
Acquisition of business, net of cash acquired	(263.8)	—
Other cash flows from investing activities	(0.5)	(0.7)
Cash flows from investing activities	(308.2)	(56.0)

Net change in accounts payable - inventory financing	22.6	43.1
Other cash flows from financing activities	(252.5)	(166.8)
Cash flows from financing activities	(229.9)	(123.7)

Effect of exchange rate changes on cash and cash equivalents	(3.8)	(1.1)
Net (decrease)/increase in cash and cash equivalents	(247.0)	169.7
Cash and cash equivalents - beginning of period	344.5	188.1
Cash and cash equivalents - end of period	$ 97.5	$ 357.8

Supplementary disclosure of cash flow information:
Interest paid	$ (125.4)	$ (127.2)
Taxes paid, net	$ (218.0)	$ (189.9)